EXHIBIT 4.5

                             Self /help technologies
                             Letter of Understanding
                             Startup Equity Program

To: Mr. Steve Johnson
From: Self/help technologies
Subject: Startup Equity Program

Beginning Date: June 1,1996

Projects to be completed under Startup Equity Program ..... Development of the software to deliver the Practi/cal and other programs to consumers via an interactive terminal. Work to be considered half time.

Stock Option Compensation ..... Option to purchase 40,000 shares of Self/help technologies at $.01 per share to be vested at 1 /12 each month for 12 months in exchange for project work.

Salary: $75,000 (Full time and subject to the terms and conditions of the Startup Equity Program & pending completion of private placement financing)

Title: As an employee, the title for the position will be Director of Software Development

                         Terms and Conditions of Program

The Company is offering a Startup Equity Program whereby certain professionals (consultants) with specific skills required by the Company to complete development and begin marketing of it's product will be given the option to purchase founding shares in the Company in exchange for services provided by these individuals. This program will be limited to seven professional consultants. The cost of these shares will be $.01 each. The amount of shares allocated to each consultant will be based upon the consultants experience and the potential value of the consultants contribution, as agreed upon between the Company and the consultant. The option, and any stock acquired on the basis of the option will be consider full compensation for the services provided by the consultant. It should be clear to each consultant that the option, and the underlying stock of the Company has no market at this time, and for all practical purposes has no value, and will continue to have no value until the company completes development of it's product, completes a private placement of stock and creates a public market for it's stock via a public offering.

The purpose of the Startup Equity program is to conserve the cash of the company in advance of a planned private placement of stock to be completed in approximately six months. It is the intent of the Company to follow the private placement with a public offering. The Company cannot guarantee that it will be successful in securing private placement or public offering funds in the expected time period, or at all. The conditions of the market, failure on the part of the Company to reach it's goals and any number of other factors may prevent the Company from securing funds to continue operations. Should the Company fail in it's attempt to secure


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funds to continue operations the stock in the Company will have no value and the
Company may cease operations.

The stock option offered to an individual will vest at the rate of 8.33% per month over a period of 12 months. During this period the Company may terminate the working relationship with the consultant for any reason, or the individual may cease work for any reason. At the time of termination the stock option will be adjusted to reflect the total due the consultant for the weeks or partial weeks he/she was associated with the Company. The option will be for a term of 10 years.

The capitalization of the Company is planned to develop as follows, although there can be no assurance that this plan can be completed on time, or at all, or that the total number of shares of the Company will be as stated. An increase in the number of shares planned, if significant, would dilute the value of the shares allocated to the consultant. Market conditions, the progress of the Company and other factors can and will affect the number of shares required to complete the Company's financing. Approximately 7.0 million shares are planned of which approximately 33% will be allocated for the private placement and 33% for the public offering. The balance of the shares will be retained by the Company and management to insure effective control in the operation of the business.

The consultant should be aware that, in the opinion of the Company, once a public market for the Company's stock exists, should the consultant exercise the option to purchase the stock the difference between the option price and the value of the stock will be considered income. Any gain in value between the time the consultant exercises the option and the time the stock is sold will be considered capital gain.

In the event the Company is sold the holders of stock will receive their pro-rata share of the purchase.

Consultants participating in the Startup Equity Program will be offered positions at the Company when the private placement financing is completed to fund the Company through the development stage. This offer will be specific as to the position and salary but may be modified by the Company based upon performance of the consultant during the Startup Equity Program period. A consultant who becomes an employee of the Company will be considered to be part of the original management team and eligible for stock options and other Company benefits.

As part of the Startup Equity Program the Company has made available to the consultant a Business Plan and a Market Research Report that includes financial and other projections for the business. The Business Plan and Market Research Report should be used by the consultant as the primary basis for participation in the Program.

The Company believes the market research and business plan accurately reflect the prospects for the Company and has used it's best efforts in the preparation of the materials, however, there can be no assurance that the Company will be successful in implementing it's plan or that the financial projections will be realized. Should the Company fail to reach the objectives outlined in the plan the value of the Company and it's stock will be affected materially, or the Company may not reach sufficient sales or profit levels to continue operations.

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The consultant should consider that valuations placed on companies can vary greatly depending upon the markets expectation of sales and profits at a point in the future. Many factors can effect projections including competition, interest rates, stock market conditions and a number of other factors. While the Company has spent a great deal of time researching and developing it's business plan and financial projections there can be no certainty that these projections are in fact realistic, given the number of factors that can influence the projections both negatively and positively.

The Company encourages the consultant to seek professional advice regarding the merits and terms and conditions of this Startup Equity Program and to fully investigate the Company and the background of it's founder David R. Humble prior to providing consulting services in exchange for equity under this program.

This offer to participate in the Startup Equity Program represents the entire offer and any other consideration for consulting work provided to the Company must be in writing.

Accepted:         /s/ Steve Johnson                           Date     6/24/96
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         /s/ David R. Humble                                  Date     6/19/96
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Self/help technologies

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

Self/help technologies
Letter of Understanding

To: Mr. Steve Johnson
From: Self/help technologies
Subject: Employment
Starting Date: Approximately November 18, 1998

It is our understanding you will join Self/Help Technologies on approximately November 18, 1998 under the following terms and conditions.

Position: Chief Technology Officer (CTO)

Responsibilities: Developing the Company's products and services, and managing the software, hardware, and communications systems to support Company operations.

Stock Option Compensation ..... An Option to purchase an additional 60,000 shares of the Company's stock at $.01 per share to be vested at 1 /12 each month for 12 months beginning November 18th, 1998. The option will continue to vest as long as you are associated with the Company. You currently hold an option to purchase 40,000 shares at $.01 that is fully vested at this time. This option, and the original option, are based on a Company capitalization of 7.0 million shares. At this time, there is no market value for the Company's shares, and there is no assurance the shares, or the option, will have a value in the future.

Salary: $85,000 Annually.

Other Benefits: The Company plans to provide a medical program for all employees in the near future, and will share a portion of the costs with employees.


Accepted:         /s/ Steve Johnson                  Date:    11/3/98
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         /s/ David R. Humble                         Date:    11/3/98
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                             STOCK OPTION AGREEMENT

         THIS AGREEMENT IS MADE as of the 28t" day of July, 1999 between eDiets.com, Inc., a Delaware corporation (the "Company") and Steven Johnson (the "Optionee").

         WHEREAS, the Company desires to grant the Optionee an option to purchase shares of its common capital stock (the "Shares") under the terms and upon the conditions contained herein.

         NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties hereto agree as follows:

         1. The Company grants to the Optionee the option to purchase all or any part of an aggregate of 127,267 shares. The options shall be exercisable over a period of ten (10) years from the date hereof at a purchase price of $2.00 per share. The options will vest (that is, become exercisable, at the rate of 4.17% per month over a period of two (2) years from the date hereof. During this period, the Company may terminate the working relationship with the Optionee for any reason, or the Optionee may cease work with the Company for any reason. At the time of termination, all unvested options will lapse and there will be an adjustment to reflect the total that are vested for weeks or partial weeks Optionee was associated with the Company.

         2. The option may be exercisable in whole or in part (with respect to vested options) by giving written notice to the Company. Such written notice shall state the number of shares with respect to which the option is being exercised and shall specify a date not less than five (5), no more than ten (10), days after the date of such written notice as the date on which the shares will be purchased. On the date specified in the notice, the shares shall be payable in cash, by certified check or bank check, or by wire transfer.

         3. If the shares to be issued upon an exercise of an option shall not have been effectively registered under the Securities Act of 1933, as amended, the Optionee shall warrant to the Company that at the time of such exercise he or she is acquiring his or her option shares for investment and not with a view to, or for sale in connection with the distribution of any such shares.

         IN WITNESS WHEREOF, the Company and the Optionee have duly signed this Agreement as of the day and year first above written.

                                    eDiets.com, Inc.

                                    By:      /s/ David R. Humble
                                       -------------------------
                                         David R. Humble, CEO


                                            /s/ Steven Johnson
                                       -------------------------
                                         Steven Johnson, Optionee


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